UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2019

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33167	77-0632186
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3200 Guasti Road, Suite 100 Ontario, CA	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

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Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2019, Kiwa Bio-Tech Products Group Corporation (the “Company”) executed a Securities Purchase Agreement (the “SPA”) between EMA Financial, LLC (“EMA”) and the Company, pursuant to which EMA purchased from the Company a Convertible Promissory Note in the principal amount of $150,000.00 (the “Note”) dated September 12, 2019. The Note bears interest at the rate of 12% per annum and must be repaid on or before June 5th, 2020 (“Maturity Date”) the Note may be prepaid at any time before Maturity Date without any prepayment penalties. The Note carried an Original Issue Discount of $9,000.00. In addition and in connection with the issuance of the Note, the Company agreed to issue 237,500 shares of common stock to EMA as a commitment fee, provided, however, that 230,000 of such shares must be returned to the Company’s treasury if the Note is fully repaid and satisfied prior to Maturity. The Holder has the right, at any time after the Issue Date, to convert all or any portion of the then outstanding and unpaid Principal Amount and interest (including any Default Interest) into fully paid and non-assessable shares of Company Common Stock at a conversion price equal to shall equal the lower of: (i) the lowest traded price during the preceding twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Issue Date of this Note or (ii) 70% of the lowest traded price for the Common Stock on the Principal Market during the twenty (20) consecutive Trading Days on which at least 100 shares of Common Stock were traded including and immediately preceding the Conversion Date. The conversion price will be adjusted if the Note is in default at the time of conversion.

In addition, on September 19, 2019, Kiwa Bio-Tech Products Group Corporation (the “Company”) executed a Securities Purchase Agreement (the “SPA”) between Firstfire Global Opportunities Fund LLC (“Firstfire”) and the Company, pursuant to which Firstfire purchased from the Company a Convertible Promissory Note in the principal amount of $100,000.00 (the “Note”) dated September 19, 2019. The Note bears interest at the rate of 12% per annum and must be repaid on or before one year after the funding date of the respective tranche (each a “Maturity Date”) the Note may be prepaid at any time before Maturity Date without any prepayment penalties. The Note carried an Original Issue Discount of $5,000.00. In addition and in connection with the issuance of the Note, the Company agreed to issue 158,333 shares of common stock to EMA as a commitment fee, provided, however, that 75,000 of such shares must be returned to the Company’s treasury if the Note is fully repaid and satisfied prior to Maturity. The Holder has the right, at any time on or after the 180th calendar day after the Issue Date, to convert all or any portion of the then outstanding and unpaid Principal Amount and interest (including any Default Interest) into fully paid and non-assessable shares of Company Common Stock at a conversion price equal to the lower of (i) $0.75 or (ii) 60% multiplied by the lowest closing price of the Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the date of the respective conversion. The conversion price is subject to adjustment in accordance with the terms of the Note.

The Notes contains certain representations, warranties, covenants and events of default, and increases in the conversion discount and amount of the principal and interest rate under the Note in the event of such defaults. The foregoing is only a brief description of the material terms of the SPA and the Note and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements and their exhibits which are filed as an exhibit to this Current Report. The issuance of the Note was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only on recipient; (c) there were no subsequent of contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the note was an accredited investor.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
10.1	Securities Purchase Agreement between the company and EMA Financial, LLC dated September 12, 2019
10.2	Convertible Promissory Note with EMA Financial, LLC dated September 12, 2019
10.3	Securities Purchase Agreement between the company and Firstfire Global Opportunities Fund LLC dated September 19, 2019
10.4	Convertible Promissory Note with Firstfire Global Opportunities Fund LLC dated September 19, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2019

Kiwa Bio-Tech Products Group Corporation

/s/ Yvonne Wang
By:	Yvonne Wang
Title:	Chief Executive Officer

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